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                                                                    EXHIBIT 99.3

Financial Statements

Heinold General Partnership Account V

Years ended September 30, 2003 and 2002
with Report of Independent Auditors

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                     Heinold General Partnership Account V

                              Financial Statements

                    Years ended September 30, 2003 and 2002

                                    CONTENTS

Report of Independent Auditors............................   1

Financial Statements

Statements of Financial Condition.........................   2
Statements of Operations..................................   3
Statements of Changes in Partners' Equity.................   4
Statements of Cash Flows..................................   5
Notes to Financial Statements.............................   6

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                         Report of Independent Auditors

The Partners
Heinold General Partnership Account V

We have audited the accompanying statements of financial condition of Heinold General Partnership Account V (the Partnership) as of September 30, 2003 and 2002, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heinold General Partnership Account V at September 30, 2003 and 2002, and the results of its operations, changes in its partners' equity and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Chicago, Illinois
December 5, 2003

                                                                               1

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                      Heinold General Partnership Account V

                        Statements of Financial Condition

                                                                SEPTEMBER 30
                                                           2003             2002
                                                         ---------      ------------
ASSETS
Equity in commodity trading accounts:
  Net unrealized trading gains on open contracts           $    -       $     92,701
  Due from affiliated broker                                    -          3,126,527
                                                           ------       ------------
Total assets                                               $    -       $  3,219,228
                                                           ======       ============

PARTNERS' EQUITY                                           $    -       $  3,219,228
                                                           ======       ============

See accompanying notes.

                                                                               2

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                     Heinold General Partnership Account V

                            Statements of Operations

                                                             YEAR ENDED SEPTEMBER 30
                                                              2003             2002
                                                            --------         --------
TRADING INCOME (LOSS)

Net realized trading gains on closed contracts              $420,334         $727,127
Change in net unrealized trading gains or
  losses on open contracts                                   (92,701)          36,043
                                                            --------         --------
Net income                                                  $327,633         $763,170
                                                            ========         ========

See accompanying notes.

                                                                               3

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                     Heinold General Partnership Account V

                   Statements of Changes in Partners' Equity

                    Years ended September 30, 2003 and 2002

Partners' equity at September 30, 2001                              $ 2,456,058
Net income                                                              763,170
                                                                    -----------
Partners' equity at September 30, 2002                                3,219,228
Net income                                                              327,633
Partner redemptions                                                  (3,546,861)
                                                                    -----------
Partners' equity at September 30, 2003                              $         -
                                                                    ===========

See accompanying notes.

                                                                               4

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                     Heinold General Partnership Account V

                            Statements of Cash Flows

                                                               YEAR ENDED SEPTEMBER 30
                                                                 2003             2002
                                                              -----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $   327,633      $  763,170
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Decrease (increase) in equity in commodity
   trading accounts                                             3,219,228        (763,170)
                                                              -----------      ----------
Net cash provided by operating activities                       3,546,861               -

CASH FLOWS FROM FINANCING ACTIVITIES

Partner redemptions                                            (3,546,861)              -
                                                              -----------      ----------
Net cash used in financing activities                          (3,546,861)              -
                                                              -----------      ----------
Net change in cash                                                      -               -
Cash at beginning of year                                               -               -
                                                              -----------      ----------
Cash at end of year                                           $         -      $        -
                                                              ===========      ==========

See accompanying notes.

                                                                               5

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                     Heinold General Partnership Account V

                         Notes to Financial Statements

1. ORGANIZATION OF THE PARTNERSHIP

The Heinold General Partnership Account V (Partnership) was organized under the laws of the state of Illinois on April 1, 1996, for the purpose of permitting the general partners to participate in the speculative trading of futures, options on futures and forward contracts of a single commodity trading advisor (Advisor) implementing a single trading strategy. As of June 30, 2003, the Partnership terminated its relationship with its sole trading advisor, Grinham Managed Funds Pty Ltd (Grinham). All open positions were liquidated and all partners were fully redeemed by July 22, 2003. There was no general partner equity and no activities of the Partnership for the period from July 23, 2003 to September 30, 2003. The Partnership may engage a new trading advisor and resume operations at anytime.

The general partners of the Partnership consist solely of limited partnerships sponsored by Heinold Asset Management, Inc. (HAMI), a commodity pool operator registered with the Commodity Futures Trading Commission (CFTC). As the sponsor of each general partner, HAMI acts in the capacity of a managing general partner, although HAMI has no financial interest in the Partnership, except to the extent of HAMI's investment in each general partner. The Partnership operates in accordance with a request for relief from the prohibition against commingling of pool funds as described herein and in the Partnership Agreement that was granted to HAMI by the CFTC on March 5, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DUE FROM AFFILIATED BROKER

Due from affiliated broker consists of balances due from Man Financial Inc
(Man). Man, an affiliate of HAMI, is registered with the CFTC as a futures commission merchant and is a member of the National Futures Association, an industry self-regulatory agency.

INCOME RECOGNITION

Realized and unrealized trading gains and losses on futures, options on futures and forward contracts, which represent the difference between cost and selling price or quoted value, are recognized in the current period. All trading activities are accounted for on a trade-date basis.

                                                                               6

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                     Heinold General Partnership Account V

                   Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

Assets, liabilities, gains and losses denominated in foreign currencies are translated at end-of-period spot exchange rates. The resulting net realized and unrealized foreign exchange gains and losses are not material and are reflected in trading gains (losses) in the statements of operations.

INCOME TAXES

Income taxes are not provided for by the Partnership because taxable income or loss of the Partnership is included in the income tax returns of the partners.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. PARTNERSHIP AGREEMENT

ALLOCATION OF PROFITS AND LOSSES

Each general partner shares pro rata in the profits and losses of the Partnership based on the capital that each general partner commits as defined to the Partnership.

EXPENSES

The Partnership incurs no expenses. Per the Partnership Agreement, each general partner pays expenses directly attributable to the Advisor's trading (including, without limitation, brokerage and advisory fees). Each general partner also pays any other operating expenses of the Partnership, generally based on its ownership share in the Partnership. HAMI ensures that no general partner incurs any expense as a result of participating in the Partnership which such general partner would not have incurred trading independently.

                                                                               7

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                     Heinold General Partnership Account V

                   Notes to Financial Statements (continued)

3. PARTNERSHIP AGREEMENT (CONTINUED)

CAPITAL CONTRIBUTIONS AND REDEMPTIONS

Capital contributions may be made at any time with the unanimous consent of all general partners. All capital contributions must be fully funded, either in cash or by committed funds, as defined. Any general partner may redeem from the Partnership, in whole or in part, at any time, upon notice to each other general partner.

4. OTHER AGREEMENTS

For the years ended September 30, 2003 and 2002, the Partnership's sole trading advisor was Grinham. Grinham received management fees and incentive fees, as applicable, from each general partner at rates which were separately agreed upon between such general partner and Grinham. Management fees were earned monthly, and incentive fees were generally earned quarterly. Annual rates for management and incentive fees ranged from 1.8% to 2.0% and 15% to 20%, respectively.

The Partnership's clearing broker is Man. Man receives brokerage commissions from each general partner at rates ranging from an annual rate of 5% to 8% of month-end net assets or based on round-turn commission rates. Such rates have been separately agreed upon between each general partner and Man. Man pays interest on credit balances directly to each general partner based on rates which have been separately agreed upon between such general partner and Man.

                                                                               8

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                     Heinold General Partnership Account V

                   Notes to Financial Statements (continued)

5. GENERAL PARTNER CAPITAL ACCOUNTS

At September 30, 2002, each general partner's committed capital was as follows:

                                                COMMITTED CAPITAL
                                     ----------------------------------------
                                                    INCREASE IN       TOTAL           PROFIT
                                                     COMMITTED       TRADING        ALLOCATION
               NAME                  INVESTMENT       CAPITAL        CAPITAL        PERCENTAGE
--------------------------------     ----------     -----------    ----------       ----------
The Future Fund                      $1,473,229     $1,141,944     $2,615,173          45.76%
The Future Fund II                      286,970        222,438        509,408           8.91
The Futures Advantage Fund               88,858         68,876        157,734           2.76
The Futures Dimension Fund              308,598        239,203        547,801           9.59
Horizon Futures Fund                    368,531        285,660        654,191          11.45
Horizon World Futures Fund               90,328         70,016        160,344           2.81
Jefferson Futures Fund                   48,995         37,977         86,972           1.52
The Landmark Fund I                      64,382         49,904        114,286           2.00
The New Century Currency &
  Financial Fund L.P.                   103,912         80,545        184,457           3.23
The Patriot Futures Fund L.P. II         70,179         54,398        124,577           2.18
The Resource Fund                       264,090        204,704        468,794           8.20
Sycamore Futures Fund                    51,156         39,653         90,809           1.59
                                     ----------     ----------     ----------         ------
                                     $3,219,228     $2,495,318     $5,714,546         100.00%
                                     ==========     ==========     ==========         ======

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership trades derivative financial instruments that involve varying degrees of market and credit risks. Market risk may arise from unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the statements of operations.

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. For exchanged-traded contracts, the clearing organization acts as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions.

                                                                               9

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                     Heinold General Partnership Account V

                   Notes to Financial Statements (continued)

6. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The Partnership trades exchange-traded futures contracts on various underlying commodities, foreign currencies and financial instruments. At September 30, 2003, there were no open contracts. At September 30, 2002, the fair values of open futures contracts were as follows:

                              NET
                           UNREALIZED
                             GAINS
                           (LOSSES)
                           ----------
2002
Futures contracts:
  Interest rates            $ 17,133
  Currency                    38,931
  Index                       22,972
  Agriculture                 15,994
  Metals                       2,307
  Energy                      (4,636)
                            --------
Total futures contracts     $ 92,701
                            ========

At September 30, 2002, net unrealized gains on futures contracts in any one underlying instrument did not exceed 5% of partners' equity.

The Partnership's funds are held by, and cleared through, Man and are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Partnership's open positions as set by the exchange where each contract is traded. These requirements are adjusted as needed due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated if necessary to satisfy resulting changes in margin requirements.

7. FINANCIAL HIGHLIGHTS

The following represents total return information for the years ended September 30, 2003 and 2002. Total return is calculated based on monthly average partners' equity.

                                     2003**                   2002
                                     ------                  ------
Total return*                        10.18%                  31.07%

                                                                              10

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                     Heinold General Partnership Account V

                   Notes to Financial Statements (continued)

7. FINANCIAL HIGHLIGHTS (CONTINUED)

The following represents total return based on monthly average trading capital for the years ended September 30, 2003 and 2002. Management believes that total return calculated based on trading capital is a more accurate reflection of the Partnership's performance for each year and is presented for informational purposes.

                                     2003**                   2002
                                     ------                  -------
Total return*                         6.12%                   16.39%

 * An individual investor's return may vary from these returns based on the timing of capital transactions.

** Total return for the year ended September 30, 2003, is not annualized and is calculated based on the months of operation from September 1, 2002 through June 30, 2003.

                                   * * * * *

                                                                              11

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                     Affirmation of Commodity Pool Operator

To the best of my knowledge and belief, the information contained herein is accurate and complete.

Heinold Asset Management, Inc.
(Commodity Pool Operator)
Heinold General Partnership Account V

/s/ Ira Polk                                      December 5, 2003
---------------------------                       ----------------
Ira Polk                                          Date
Chief Financial Officer